                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       FIRST ENTERPRISE FINANCIAL GROUP, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

[FEFG LOGO]
500 DAVIS STREET, SUITE 1005
EVANSTON, ILLINOIS 60201




NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 1997




NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of First Enterprise Financial Group, Inc. will be held at LaSalle National Bank, 135 South LaSalle Street, 43rd Floor, Chicago, Illinois on Tuesday, May 6, 1997, at 9:00 a.m., Chicago time, for the following purposes:

1. to elect seven directors; and

2. to transact such other business as may properly come before the meeting.


                                           By order of the Board of Directors,




                                           Paul A. Stinneford
                                           Secretary



April 1, 1997

[FEFG LOGO]
500 DAVIS STREET, SUITE 1005
Evanston, Illinois 60201


PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 1997


This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of First Enterprise Financial Group, Inc. (the "Company") for use at the annual meeting of shareholders to be held on May 6, 1997 and at any adjournment thereof. Only shareholders of record at the close of business on March 14, 1997 will be entitled to notice of and to vote at the meeting. The Company had outstanding 5,323,329 shares of common stock ("Common Stock") as of the close of business on February 1, 1997. There are no other voting securities. This proxy statement and form of proxy are first being sent to shareholders on or about April 1, 1997. Each shareholder is entitled to one vote per share for the election of directors, as well as on other matters. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted; such shares will be voted in accordance with the directions on the proxy form, or in the absence of direction as to any proposal, they will be voted for such proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. The shareholder may revoke the proxy at any time prior to the voting thereof by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person.

In case the nominees named herein for election as directors are not available when the election occurs, proxies in the accompanying form may be voted for a substitute. The Company expects the nominees to be available and knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote from which such shareholder abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, although counted for purposes of determining the presence of a quorum such shares will not be considered as present and entitled to vote with respect to that matter. The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to elect the directors to be elected.

In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of the Company in person, by telegraph, by telephone or by other means. The cost of the proxy solicitation will be paid by the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 1, 1997 (except as otherwise indicated) regarding the beneficial ownership of Common Stock by each director and Named Officer (as defined herein) of the Company, by all directors and executive officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

                                                   Shares Beneficially Owned(2)
                                                   ----------------------------
Shareholder(1)                                     Number          Percent
--------------                                     ------          -------
Michael P. Harrington............................  1,467,128       27.6
Paul A. Stinneford(3)............................  541,296         10.2
Thomas G. Parker(4)..............................  467,624         8.7
Kenneth L. Stucky................................  311,312         5.8
Robert J. Harker(5)..............................  282,092         5.3
Louis J. Glunz...................................  1,000           *
M. William Isbell(8).............................  41,900          *
Joseph H. Stegmayer..............................  5,000           *
All directors and officers as a group
  (9 persons)....................................  3,181,325       59.0
Kramer Spellman L.P(6)...........................  371,300         7.0
Safeco Asset Management Company(7)...............  373,400         7.0

---------------
*     Less than 1%.

(1) The business address of all shareholders who are executive officers or directors, excluding Thomas G. Parker and Kenneth L. Stucky, is 500 Davis Street, Suite 1005, Evanston, Illinois 60201. The address of Mr. Parker and Mr. Stucky is 1032 Boll Weevil Circle, P.O. Box 1420, Enterprise, Alabama 36331. The business address of Kramer Spellman L.P., Orin S. Kramer and Jay Spellman is 2050 Center Avenue, Suite 300, Fort Lee, New Jersey 07024. The business address of Safeco Asset Management Company, Safeco Common Stock Trust and Safeco Corp. is Safeco Plaza, Seattle, Washington 98185.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(3) Mr. Stinneford had shared voting and dispositive power with regard to 386,640 of such shares.

(4) Includes options to purchase 45,108 shares of Common Stock. Mr. Parker had shared voting and dispositive power with regard to 100 of such shares.

(5)   Includes options to purchase 32,220 shares of Common Stock.

(6) According to a 13D filed with the Securities and Exchange Commission ("SEC") as of January 27, 1997, such shareholder had shared voting and dispositive power with regard to all of such shares. Mr. Orin S. Kramer and Mr. Jay Spellman, the general partners of the reporting person, are also beneficial owners of such shares. The reporting person, Mr. Kramer and Mr. Spellman disclaim beneficial ownership with respect to all of such shares.

(7) According to a 13G/A filed with the SEC as of February 10, 1997, Safeco Asset Management Company, a wholly owned subsidiary of Safeco Corp., beneficially owns such shares as a result of acting as an investment advisor for registered investment companies. Such shares include 247,600 shares beneficially owned by Safeco Common Stock Trust. Safeco Asset Management and Safeco Corp. disclaim beneficial ownership with respect to all of such shares.

(8) Beneficial ownership is disclaimed with respect to all of such shares.

BOARD OF DIRECTORS

MEMBERS AND NOMINEES FOR ELECTION

The Board of Directors of the Company consists of seven members. The term of office of each director expires each year at the annual meeting of shareholders. The term of all present directors will expire at this annual meeting. Every member of the Board of Directors has been nominated for election for a one-year term expiring at the annual meeting in 1998 or until their successors have been elected and qualified. Messrs. Harrington and Stinneford were previously elected as directors by the shareholders of the Company; Messrs. Glunz, Isbell, Parker, Stegmayer and Stucky were elected by the Board of Directors upon the consummation of the initial public offering of Common Stock on July 29, 1996 (the "Offering"). The following table sets forth certain information regarding the directors of the Company:


                                                Principal Occupation, Name of
                          First Became a      Organization in which Occupation is
                          Director of the      Carried on, Offices and Position,
Name                         Company           if any, with the Company and Age
----                   --------------------  ------------------------------------
Michael P. Harrington          1990          Chairman of the Board of Directors;
                                             Age 61

Louis J. Glunz, Ph.D.          1996          President and Chairman of the Board
                                             of Regis Chemical Company and Regis
                                             Technologies, Inc.; Age 66

M. William Isbell              1996          Private investor; Age 60

Thomas G. Parker               1996          President and Chief Operating
                                             Officer of First Enterprise
                                             Acceptance Company; Age 56

Joseph H. Stegmayer            1996          Director, President and Chief
                                             Operating Officer of Clayton Homes,
                                             Inc.; Age 46

Paul A. Stinneford             1990          Vice President and Secretary; Age 65

Kenneth L. Stucky              1996          Vice President and Chief
                                             Administrative Officer of First
                                             Enterprise Acceptance Company; Age
                                             58

     Michael P. Harrington has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1990. Prior to the formation of the Company, Mr. Harrington served as President and Treasurer of First Illinois Finance Company ("First Illinois"), the predecessor company of Mercury Finance Company ("Mercury") which is a publicly held company. He was a co-founder of First Illinois in 1983. Prior to the commencement of First Illinois, Mr. Harrington served as the interim Chief Executive Officer of General Finance Corporation ("General Finance") and had previously been Financial Vice President, Treasurer, and a Director of General Finance.

     Louis J. Glunz, Ph.D. has been President and Chairman of the Board of Regis Chemical Company and, subsequently, Regis Technologies, Inc., specialty chemical companies, since 1956. Dr. Glunz received his Bachelor of Science from Loyola University of Chicago and his Philosophiae Doctor from the University of Notre Dame.

     M. William Isbell has been a private investor since 1981 and former Chairman of the Board, President and Chief Executive Officer of Ramada Inns, Inc.

     Thomas G. Parker has served as President and Chief Operating Officer of First Enterprise Acceptance Company since 1992. Prior to joining the Company, Mr. Parker was employed by Mercury from 1984 to 1992; his last position was as a District Director. Prior to joining Mercury, Mr. Parker was the Senior Vice President of Operations for Atlantic Discount Company, a company he had joined in 1974. From 1963 through 1974 Mr. Parker was employed at General Finance at which his last capacity was as a Director of Supervision.

     Joseph H. Stegmayer has been the President and Chief Operating Officer of Clayton Homes, Inc. ("Clayton") since July 1993. Mr. Stegmayer has been a Director of Clayton since 1986. Prior to joining Clayton in 1993, Mr. Stegmayer was employed by Worthington Industries since 1973 and most recently served as Vice President, Chief Financial Officer and Treasurer. Mr. Stegmayer is a Director of the Cardinal Funds, a group of mutual investment funds. Mr. Stegmayer graduated from the University of Louisville and serves on the boards of The United Way of Knoxville, Tennessee, The Knoxville Zoo, the Knoxville Chamber of Commerce and the University of Tennessee Chancellors Associates.

     Paul A. Stinneford has served as a Director, Vice President, the Secretary and the General Counsel of the Company since the Company commenced operations in 1990. Prior to the formation of the Company, Mr. Stinneford was Vice President, Secretary and General Counsel of Spiegel, Inc. Prior to joining Spiegel, Inc. in 1972, Mr. Stinneford was employed as an attorney with Sears, Roebuck and Co. which he had joined in 1958.

     Kenneth L. Stucky has served as Vice President and Chief Administrative Officer of First Enterprise Acceptance Company since 1992. Prior to joining the Company, Mr. Stucky was a

Financial Business Consultant. From 1981 through 1986 he was the Business Manager for a law firm in Jacksonville, FL. From 1975 through 1981 he served as Administrative Vice President for Atlantic Discount Company, a consumer finance company doing business in several southeastern states. Prior to joining Atlantic Discount Company, Mr. Stucky was employed at General Finance for 13 years in a number of administrative, planning and financial positions.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held meetings or acted by consent 20 times during 1996. The Company has standing, audit and compensation committees.

AUDIT COMMITTEE. The Audit Committee, which consists of Louis J. Glunz, M. William Isbell and Joseph H. Stegmayer, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants, the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accounts, considers the range of audit and non-audit fees and reviews any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its system of internal control. The Audit Committee did not meet or act by consent during 1996.

COMPENSATION COMMITTEE. The Compensation Committee, which consists of Louis J. Glunz, M. William Isbell and Joseph H. Stegmayer approves the compensation of the Corporation's executive officers, including bonuses, subject to the terms of any employment agreement, makes recommendations to the Corporation's Board of Directors regarding the Corporation's compensation policies and administers the Corporation's 1992 Stock Option Plan, as amended and restated. The Compensation Committee acted by consent one time during 1996.

COMPENSATION OF DIRECTORS

Directors who are not officers of or employed by the Company ("Non-employee Directors") are paid an annual fee of $7,500 and a meeting fee of $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors attended, in person or telephonically as compensation for service as a director. Non-employee Directors are granted stock options under the Company's 1995 Director Stock Option Plan. Each Non-employee Director receives an option to purchase 6,000 shares of Common Stock under the Company's 1995 Director Stock Option Plan on the date he or she is first elected to the Board of Directors. Thereafter, on the date of each annual meeting of the Company's shareholders, each Non-employee Director elected to office at such meeting will automatically receive an option to purchase 2,000 shares of Common Stock. Non-employee Directors are also reimbursed for their out-of-pocket expenses.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose individual total annual salary and bonus exceeds $100,000 during 1996 (the "Named Officers") for services in all capacities while an executive officer during 1994, 1995 and 1996.

     SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM
                                                                    COMPENSATION
                                                                    ------------
                                                ANNUAL
                                            COMPENSATION(1)
                                       ---------------------------  SECURITIES
NAME AND                                SALARY          BONUS       UNDERLYING
PRINCIPAL POSITIONS              YEAR    ($)            ($)         OPTIONS(#)
-------------------------------  ----  -------          ----------  ----------
Michael P. Harrington            1996  160,000              0           --
 (Chairman, President            1995  150,000         47,476           --
 and Chief Executive             1994  115,000         40,000           --
 Officer)

Thomas G. Parker                 1996  155,000              0           --
 (President and Chief            1995  145,000         47,476           --
 Operating Officer-First         1994  135,000        103,000(2)    64,440
 Enterprise Acceptance Company)

Kenneth L. Stucky                1996  145,000              0           --
 (Vice President and             1995  135,000         33,738           --
 Chief Administrative            1994  125,000         81,412(2)        --
 Officer-First Enterprise
     Acceptance Company)

__________________

(1) Annual compensation does not include the cost to the Company of certain benefits. The aggregate amount of such benefits, as to each executive officer, did not exceed $25,000.

(2) The 1994 bonus amounts for Messrs. Parker and Stucky include $68,000 and $56,412, respectively, to cover certain expenses incurred by these officers in connection with the exercise of certain stock options.

OPTION GRANTS IN FISCAL 1996

No stock options were granted during fiscal 1996 to any Named Officer.

                       AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                    SECURITIES             VALUE OF
                                                                    UNDERLYING            UNEXERCISED
                                                                    UNEXERCISED           IN-THE-MONEY
                                                                   OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                  FISCAL YEAR-END (#)   FISCAL YEAR-END ($)
                                                                 --------------------  --------------------
                        SHARES ACQUIRED ON                           EXERCISABLE/          EXERCISABLE/
        NAME               EXERCISE (#)      VALUE REALIZED ($)     UNEXERCISABLE          UNEXERCISABLE
         (A)                   (B)                  (C)                  (D)                   (E)
---------------------  --------------------  ------------------  --------------------  --------------------
Michael P. Harrington           --                   --                   --/--                --/--
Thomas G. Parker                --                   --               45,108/19,332       371,915/159,392
Kenneth L. Stucky               --                   --                   --/--                --/--

REPORT OF COMPENSATION COMMITTEE OF BOARD
OF DIRECTORS ON EXECUTIVE COMPENSATION

The compensation, including bonus, of the executive officers of the Company is approved, subject to such executive officer's employment contract, by the Compensation Committee (the "Committee") of the Board of Directors, which is a standing committee that consists entirely of independent directors. No member of the Committee is eligible to participate in any of the compensation plans or programs it administers. The Company's goal in structuring executive compensation is to closely align the interests of executive officers with those of the Company's shareholders. The Company's executive compensation package is accordingly comprised of the following four elements:


- Annual salary set at levels sufficient to attract and retain employees capable of contributing materially to the Company's long-term success;

- Annual incentive compensation related to the Company's results of operations;

-    Stock options to provide long-term incentives; and

-    Participation in other benefit programs available to employees generally.


In carrying out its responsibilities, the Committee reviews the executive compensation programs and policies of the Company's competitors to ensure that the Company's plans and practices are competitive and appropriate based on the Company performance and compensation goals.

The Company has entered into employment agreements that establish the base salaries of the Company's executive officers and has adopted stock option and bonus plans.

Annual Salary. Each executive officer's employment agreement provides for a minimum annual salary of $150,000 in the case of Mr. Harrington, $145,000 in the case of Mr. Parker, $135,000 in the case of Mr. Stucky, $83,000 in the case of Mr. Stinneford and $78,000 in the case of Mr. Harker. The Company expects to target future executive officer's annual minimum salaries at the average of a compared group of competitors by conducting compensation surveys to determine base salary levels are in line with the Company's objectives, with consideration given to such factors as the executive officer's scope of responsibility, performance, future potential and overall competitive positioning relative to comparable positions at competitors.

Annual Incentive Compensation. Annual incentive compensation is granted, subject to such executive officer's employment agreement, related to the results of operations of the Company.

Due to recent events in the automobile finance industry, the Company determined to increase its allowance for credit losses to a more conservative level and make certain changes in its charge-off practices. As a result, management bonuses payable for 1996 were eliminated, which partially offset the effects of these changes. Consequently, the Committee did not approve any awards of annual incentive compensation to executive officers for 1996.

Stock Options. The Company's 1992 Stock Option Plan (the "1992 Plan") provides officers and other key employees with long-term incentives in order to create an interest in the Company parallel to that of the Company's shareholders. Options granted under the 1992 Plan with respect to 469,950 shares of Common Stock are outstanding as of December 31, 1996. As of such date, 1,068,407 shares of Common Stock had been issued pursuant to options granted under the 1992 Plan and 993,673 additional shares of Common Stock may be sold pursuant to options granted under the 1992 Plan. Stock options are granted to reinforce the importance of improving shareholder value over the long-term, and to encourage and facilitate the stock ownership by executive officers. Stock options are granted at not less than 100% of the fair market value of the Common Stock on the date of grant to ensure that executive officers could only be awarded for appreciation in the price of Common Stock when the Company's shareholders are similarly benefitted. While all of the Company's executive officers are eligible to receive stock options, the size of annual grants, if any, to executive officers is contingent on their performance and future potential. During 1996 the Company did not grant any stock options to executive officers pursuant to the 1992 Plan.



                                     Louis J. Glunz
                                     M. William Isbell
                                     Joseph H. Stegmayer
                                     Members of the Compensation Committee

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the Standard and Poor's 500 Stock Index (the "S&P 500 Index") and the cumulative total returns of five nonprime automobile finance companies (the "Peer Group Index"). The comparison assumes $100 investments on July 22, 1996, the first date of registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934, in the Company's Common Stock, the S&P 500 Index and the Peer Group, and further assumes reinvestment of dividends, in the Company's Common Stock, the S&P 500 Index and the Peer Group.

                                   [GRAPH]




    Index                                    Period Ending
                          7/22/96    8/31/96   9/30/96   10/31/96  11/30/96  12/31/96
First Enterprise
 Financial Group, Inc.     100.0       144.64   142.86    151.79    157.14    133.93
S&P 500                    100.0       103.16   108.97    111.97    120.35    117.96
Peer Group                 100.0       121.70   134.59    135.41    140.34    135.72


On December 31, 1996 and February 3, 1997, the last sale prices of the Common Stock, as reported by the Nasdaq Stock Market's National Market were $9.375 and $13.375 per share, respectively.

CERTAIN TRANSACTIONS

     In December 1994, in order to refinance a junior subordinated note, the Company issued a subordinated note in the amount of $4.0 million to Michael P. Harrington, its Chairman, President and Chief Executive Officer. Under the terms of such note, interest was payable at the end of each quarter at a fixed rate of 13.5% and was due on September 30, 1996. Simultaneously, Mr. Harrington issued a $4.0 million secured note to LaSalle National Bank ("LaSalle"). Under the terms of the note issued to LaSalle, interest was payable at the end of each quarter at a fixed rate of 13.5% and was due on September 30, 1996. In connection with this note issuance, the Company issued to LaSalle a detachable warrant to purchase 193,320 shares of Common Stock. The warrant was exercised in whole to purchase Common Stock at a price of $1.13 per share in connection with the Offering. Additionally, upon consummation of the Offering, the Company repaid the note issued to Mr. Harrington and Mr. Harrington repaid the note issued to LaSalle.

     The Company guaranteed loans made by certain financial institutions to employees in the aggregate amount of approximately $395,000, including $194,000 for Thomas G. Parker and $145,000 for Kenneth L. Stucky. The proceeds of such loans were used to exercise options. The loans were for a period of one year with an original maturity of October 1, 1995 and were renewed for an additional term of one year with a maturity of October 1, 1996. Such loans were secured by such employee's interest in the Company and accrued interest at the financial institutions' prime rate (8.75% at September 30, 1995). The loans that were guaranteed were classified as a liability of the Company. The Company was released from the guarantees upon the consummation of the Offering.

     Prior to closing of the Offering, the Company and its existing shareholders at December 31, 1995, entered into an indemnification agreement, relating to certain federal, state and local income tax liabilities of the Company and the existing shareholders, for the tax years during which the Company had elected to be treated as an S Corporation. This agreement provides that the Company will indemnify the existing shareholders, and the existing shareholders will indemnify the Company, against any increase in the indemnified party's income tax benefits or liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) as a result of any adjustment associated with a return filed with respect to a period during which the Company was an S Corporation. Payments under the agreement in favor of the existing shareholders must be approved by a majority of the directors who are not affiliated with the Company as being consistent with the terms of the agreement. No payments were made during 1996 under the agreement.

     In connection with the termination of its S Corporation status, the Company distributed approximately $2,070,000 to the S Corporation shareholders as of December 29, 1995 upon a determination by the Board of Directors that the payment of the S Corporation distribution would not have a material adverse effect on the Company's 1997 funding needs. Of such distribution, approximately $1,970,000 was paid to the Company's directors and executive officers, including approximately $1,012,000 to Michael
P. Harrington, approximately $313,000 to Paul A. Stinneford, approximately $286,000 to Thomas G. Parker, approximately $215,000 to Kenneth L. Stucky and approximately $143,000 to Robert J. Harker.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     M. William Isbell failed to file on a timely basis a Statement of Changes in Beneficial Ownership of Securities on Form 4 for November, 1996 on which a total of one transaction was reported.

AUDITORS

Representatives of Grant Thornton LLP, the Company's auditors, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder intends to present at the annual meeting of shareholders in 1998 must be received by the Company by December 2, 1997 in order to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

IMPORTANT

All shareholders are cordially invited to attend the annual meeting in person.

If you cannot be present at the meeting, please sign and date the enclosed Proxy and mail it PROMPTLY in the enclosed self-addressed envelope. No postage need be affixed if mailed in the United States.

                    FIRST ENTERPRISE FINANCIAL GROUP, INC.
                         500 Davis Street, Suite 1005
                           Evanston, Illinois 60201


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST ENTERPRISE FINANCIAL GROUP, INC.


        The undersigned hereby appoints Michael P. Harrington, Jan W. Erfert and Paul A. Stinneford, and each of them, proxies, with power of substitution and revocation, acting by majority of those present and voting or if only one is present and voting then that one, to vote the shares of stock of First Enterprise Financial Group, Inc. which the undersigned is entitled to vote as designated herein, at the annual meeting of shareholders to be held in Chicago, Illinois on Tuesday, May 6, 1997 at 9:00 a.m., Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present.


1.  ELECTION OF DIRECTORS

    NOMINEES: Michael P. Harrington, Louis J. Glunz, M. William Isbell, Thomas
    G. Parker, Joseph H. Stegmayer, Paul A. Stinneford and Kenneth L. Stucky

    / / FOR all nominees                / / WITHHOLD
    (except indicated to                    AUTHORITY to
    the contrary).                          vote for all
                                            nominees.


To withhold authority to vote for any nominee, write nominee's name in the space provided below.

_______________________________________________________________



2.  Upon any other matter which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INSTRUCTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER.  IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE
UNITED STATES.

                                                                                 Please sign exactly as name appears on this Proxy.
                                                                                 When shares are held by joint tenants, both should
                                                                                 sign. When signing as attorney, executor,
                                                                                 administrator, trustee or guardian, please give
                                                                                 full title as such. If a corporation, please sign
                                                                                 in full corporate name by an authorized officer.
                                                                                 If a partnership, please sign in partnership name
                                                                                 by an authorized person.

                                                                                 The undersigned hereby revokes any proxy or
                                                                                 proxies heretofore given to vote such shares at
                                                                                 said meeting or any any adjournment thereof.

                                                                                 ___________________________________________, 1997
                                                                                 Signature                         Date

                                                                                 ___________________________________________, 1997
                                                                                 Signature, if held jointly        Date








